EXHIBIT 10.3

SECOND AMENDMENT TO LETTER OF INTENT

THIS SECOND AMENDMENT TO LETTER OF INTENT (the "Second Amendment") is made and entered into as of the 10th day of July 2013, but effective as of the 1st day of July 2013 by and between Discovery Energy Corp. (“Discovery”) and Global Energy International Inc. (“Global”).

Recitals

WHEREAS, the Discovery and Global entered into a Letter of Intent dated May 28, 2013 (the "Letter of Intent"); and

WHEREAS, the Letter of Intent was first amended effective on June 12, 2013 by an instrument entitled “FIRST AMENDMENT TO LETTER OF INTENT” (for purposes of the remainder of this Second Amendment, the term “Letter of Intent” shall mean the Letter of Intent as heretofore amended by said First Amendment); and

WHEREAS, the Discovery and Global both desire to amend the Letter of Intent again upon the terms, provisions and conditions set forth hereinafter;

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Discovery and Global to amend the Letter of Intent, the Discovery and Global agree as follows (all undefined, capitalized terms used herein shall have the meanings assigned to such terms in the Letter of Intent):

1.	Amendments to the Letter of Intent.

(a) The Letter of Intent is hereby amended in all respect so that the US$60.0 million purchase price for the Common Stock is increased to US$62.0 million, with no corresponding increase in the number of shares of Common Stock to be issued as a result. The use of proceeds table in the Letter of Intent will not be changed, but the additional US$2.0 million in the purchase price shall be used for such purposes as Discovery’s current management shall see fit, including the use of the entire additional US$2.0 million for the payment of bonuses to management.

(b) The Letter of Intent is hereby amended in all respect so that the amount of the non-refundable Standstill Payment is increased to US$7.0 million. Global hereby acknowledges that the US$500,000 initial portion of the Standstill Payment is now due and payable, and that the increased remaining portion of the Standstill Payment shall be due and payable in accordance the terms of Paragraph 7(b) of the Letter of Intent as amended below.

(c) Paragraph 7(b) of the Letter of Intent is hereby amended to read in its entirety as follows:

“(b) On or before the earliest to occur of (i) the Closing, (ii) July 19, 2013, or (iii) Global's giving of notice pursuant to paragraph 12 of this Letter of Intent, Global shall remit to Discovery six million, five hundred thousand dollars (US$6,500,000) for the remainder of the Standstill Payment.

(d) The Letter of Intent is hereby amended so that Paragraph 7(c) is deleted in its entirety, such that the Company shall not be obligated to issue any shares for any portion of the Standstill Payment if the Common Stock sale and purchase fails to occur as contemplated by the Letter of Intent.

(e) Global hereby acknowledges that, in accordance with the terms of Paragraph 7(d), the Standstill Period is not in effect due to Global’s failure to make the initial Standstill Payment, and that the Standstill Period shall not commence until the full Standstill Payment is made, and Paragraph 7(d) is hereby amended accordingly.

(f) The Letter of Intent is hereby amended in all respect so that, in each instance in which the date “July 1, 2013” is used (i.e the outside date for the Closing, and the date on which the Standstill Period ends), the date “July 31, 2013” shall be substituted in place thereof.

(g) Paragraph 12 is hereby amended so as to delete the language that reads “, and Discovery’s obligation to issue shares pursuant to Paragraph 7(c) in consideration of the Standstill Payment.”

2. Miscellaneous. Except as otherwise expressly provided herein, the Letter of Intent is not amended, modified or affected by this Second Amendment. Except as expressly set forth herein, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Letter of Intent are herein ratified and confirmed and shall remain in full force and effect. On and after the date on which this Second Amendment becomes effective, the terms, "Letter of Intent," "hereof," "herein," "hereunder" and terms of like import, when used herein or in the Letter of Intent shall, except where the context otherwise requires, refer to the Letter of Intent, as amended by the Second Amendment and this Second Amendment. This Second Amendment may be executed into one or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands hereunto as of the second day written above.

DISCOVERY ENERGY CORP.	Global Energy International Inc.
By:____________________________________	By:____________________________________
Keith D. Spickelmier, Chairman	John S. Ippolito Jr., Chief Executive Officer